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                                                                    EXHIBIT 2.10

                           PURCHASE AND SALE CONTRACT


1.       PARTIES.

         This Purchase and Sale Contract ("Contract") is made among MESA PSYCHIATRIC HOSPITAL, INC., an Arizona corporation ("Mesa"), CAROLINA TREATMENT CENTER, INC., a South Carolina corporation ("Carolina"; Mesa and Carolina are collectively referred to herein as the "Sellers"), and CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC, a Delaware limited liability company ("Purchaser").

2.       PROPERTIES.

         On the terms and conditions stated in this Contract, Sellers hereby agree to sell to Purchaser, and Purchaser hereby agrees to purchase from Sellers, all of the following described property:

         2.1 ARIZONA PROPERTY. Mesa's fee simple title in and to all of that certain tract of land (the "Arizona Land") situated in Maricopa County, Arizona, and described more particularly in EXHIBIT A-1 attached hereto and incorporated herein by reference, and all buildings and improvements located thereon, (collectively, the "Arizona Improvements"), together with all rights and appurtenances pertaining to such land, including, without limitation, all of Mesa's right, title and interest in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all easements, privileges, and hereditaments, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights (the Arizona Land, the Arizona Improvements and all such other rights and appurtenances are collectively referred to herein as the "Arizona Property").

         2.2 SOUTH CAROLINA PROPERTY. Carolina's fee simple title in and to all of that certain tract of land (the "South Carolina Land") situated in Horry County, South Carolina, and described more particularly in EXHIBIT A-2 attached hereto and incorporated herein by reference, and all buildings and improvements located thereon, (collectively, the "South Carolina Improvements"), together with all rights and appurtenances pertaining to such land, including, without limitation, all of Carolina's right, title and interest in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all easements, privileges, and hereditaments, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights (the South Carolina Land, the South Carolina Improvements and all such other rights and appurtenances are collectively referred to herein as the "South Carolina Property"). The South Carolina Improvements and Arizona Improvements are collectively referred to herein as the "Improvements". The South Carolina Land and Arizona Land are collectively referred to herein as the "Land". The Arizona Property and the South Carolina Property are sometimes individually referred to herein as a "Property" and are collectively referred to herein as the "Properties".



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         2.3 PERSONAL PROPERTY. All of Sellers' right, title and interest in and to

                  (1) mechanical systems, fixtures and equipment comprising a part of or attached to or located upon the Improvements,

                  (2) maintenance equipment and tools owned by Sellers and used in connection with the Improvements,

                  (3) site plans, surveys, plans and specifications, marketing materials and floor plans in Sellers' possession which relate to the Land or Improvements,

                  (4) pylons and other signs,

                  (5) silverware, glassware, and other utensils and dishes,

                  (6) beds, tables, televisions, clocks, drapes and other furniture and furnishings,

                  (7) art work, paintings, posters and other graphics,

                  (8) keys, stoves, refrigerators, ice makers, telephones, switchboards, fixtures, telex and fax machines, computers, and other machinery or appliances, and

                  (9) other tangible personal property of every kind and character owned by Sellers and located in or on or used in connection with the Land or Improvements or the operations thereon (it being agreed that Personal Property shall exclude: (i) supplies (office, medical, food or otherwise), (ii) inventory (office, medical, food, drug or otherwise), (iii) other items of tangible personal property typically consumed or sold by Sellers at the Properties in the ordinary course of business, plus such additions thereto and less such deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date and (iv) any personal property subject to an Assumed Contract (as defined in the Charter Purchase Agreement) under the Charter Purchase Agreement) (collectively, the "Personal Property").

         2.4 PERMITS. To the extent legally transferrable, all of Sellers' right, title and interest in and to all permits, licenses, certificates of occupancy, and governmental approvals which relate to the Land, Improvements or Personal Property (collectively, the "Permits").

         2.5 PENDING AWARDS. Any pending or future award made with respect to the condemnation of the Land or Improvements, any award or payment for damage to the Land or Improvements or claim or cause of action for damage, injury or loss with respect to the ownership, maintenance and operation of the Land or Improvements.

3.       PURCHASE PRICE.

         3.1 The purchase price for the Properties (the "Purchase Price") will be the sum allocated to such Properties pursuant to the Purchase Agreement among Purchaser, Sellers, The Haven Hospital, Inc., Houma Psychiatric Hospital, Inc., Transitional Care Ventures (Arizona), Inc., Transitional Care Ventures (North Texas), Inc., Transitional Care Ventures (Texas), Inc. and Ramsay Health Care, Inc., dated June 24, 1998 (the "Charter Purchase Agreement")). The




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Purchase Price will be payable, at Sellers' direction, to Sellers in cash, by wire transfer in immediately available funds at the "Closing" (as hereinafter defined).

4.       CONSIDERATION.

         4.1 INDEPENDENT CONTRACT CONSIDERATION. Within three (3) business days after the execution of this Contract by all parties hereto, Purchaser will deliver to Sellers the amount of One Hundred and No/100 Dollars ($ 100.00) (the "Independent Contract Consideration") which amount has been bargained for and agreed to as consideration for Sellers' execution and delivery of this Contract. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Contract, and is nonrefundable in all events.

5.       TITLE AND SURVEY.

         5.1 TITLE COMMITMENTS AND DOCUMENTS. Purchaser shall, within five (5) Business Days after the Effective Date, order the following documents, at Purchaser's sole cost and expense:

                  (i) a current Commitment for Title Insurance for each of the Properties (each, a "Title Commitment", and collectively the "Title Commitments") issued by a reputable title company designated by Purchaser (the "Title Company"), setting forth the state of title to the Properties, including a list of all liens, mortgages, security interests, encumbrances, pledges, assignments, claims, charges, leases (surface, space, mineral, or otherwise), conditions, restrictions, options, conditional sale contracts, rights of first refusal, restrictive covenants, exceptions, easements (temporary or permanent), rights-of-way, encroachments, overlaps, or other outstanding claims, interests, estates, or equities of any nature which affect title to the Properties (together with, true, correct, and legible copies of all instruments that create or evidence title exceptions, including those described in Schedule B and Schedule C of each Title Commitment) that would appear in an owner's title policy, if one were issued, (ii) for each of the Properties, a currently dated as-built, on-the-ground, ALTA survey (each, a "Survey", and collectively, the "Surveys") prepared by a surveyor licensed in the state in which the relevant Property is located and dated no earlier than the Effective Date and (iii) a search of the Uniform Commercial Code Records of each County and State where the Properties are located in the name of the relevant Seller (the "UCC Searches"). Purchaser shall endeavor to cause the Title Commitments, Surveys and UCC Searches to be delivered to Sellers within twenty (20) Business Days after the Effective Date.

Each Title Commitment will contain the express commitment of the Title Company to issue a Title Policy (as hereinafter defined) to Purchaser in the amount of the Purchase Price for the relevant Property, insuring the title to the Properties as is specified in the Title Commitment, with the standard printed exceptions.

         5.2 REVIEW OF TITLE COMMITMENT AND SURVEY. Purchaser shall have ten
(10) Business Days after the receipt of the last of the Title Commitments (together with true, correct and legible copies of all instruments that create or evidence title exceptions), Surveys and UCC Searches (together with true, correct and legible copies of all financing statements and related documents comprising such search) in which to furnish Sellers with a written statement of any




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title or survey objections affecting title to each of the Properties, other than the Permitted Exceptions. Should Purchaser fail to notify Sellers of any such title objections within the aforesaid time period, Purchaser shall be deemed to have waived objections to the matters affecting title to the Properties revealed by the Title Commitments, Surveys and UCC Searches. Sellers shall have ten (10) Business Days after receipt of any such written objections (hereinafter referred to as the "Title Cure Period") in which Sellers shall in good faith endeavor to satisfy or correct (but shall not be obligated to cure) all such valid title objections. In the event Sellers fail to satisfy or correct all valid title objections within the Title Cure Period, Purchaser shall, by written notice to Sellers given within ten (10) Business Days after the expiration of the Title Cure Period, elect one of the following: (a) to waive such title objections and to close the transaction, without reduction of the Purchase Price, on or before the Closing Date, as defined herein, or (b) to terminate this Contract, in which event, neither Sellers nor Purchaser shall have any rights, duties or obligations under this Contract, except for any rights or obligations hereunder which, by their terms, survive any termination, cancellation, rescission, expiration or consummation of this Contract, and the lien or right, if any, of Purchaser against or to the Properties shall wholly cease. Sellers shall not be required and are not obligated hereby to bring, any action or proceeding, or otherwise to incur any expense, to render the title to the Properties free of any matters objected to by Purchaser; provided, however, that Sellers shall, subject to the satisfaction of all conditions precedent to Sellers obligation to consummate the transactions contemplated herein, be obligated to cure any monetary liens against the Properties created by Sellers and, if Sellers do not effect such cure as of the Closing, Purchaser may deduct from the Purchase Price the amount necessary to effect such cure. The acceptance of the Deeds (as defined herein) by Purchaser shall be deemed to be full performance of and discharge of every agreement and obligation on the part of Sellers to be performed pursuant to the provisions of this Contract, except for any rights or obligations hereunder which, by their terms, survive any termination, cancellation, rescission, expiration or consummation of this Contract. Mortgages and financing statements filed in connection thereto encumbering the Properties, which are to be released by Sellers at the Closing shall not constitute valid title objections so long as any such mortgages are not exceptions to title on Closing Date. Purchaser shall also have the right, by giving written notice to Sellers within five (5) Business Days after Purchaser's receipt of notice thereof, to object to any matter affecting title to the Properties which is not shown in the Title Commitments, Surveys or UCC Searches and which arises after the relevant date of such document and prior to Closing, other than the Permitted Exceptions. Thereafter, with respect to such objections, Sellers shall have the same cure rights and Purchaser shall have the same termination rights as are provided above in this Section 5.2 with respect to Purchaser's initial title objections.

         5.3 PERMITTED EXCEPTIONS. For purposes of this Contract the term "Permitted Exceptions" shall, for each of the Properties, mean:

                  (a) Liens for ad valorem taxes not yet due and payable;

                  (b) Matters of record pertaining to such Property; in each case, provided the same are not material and do not materially detract from the value of such Property or materially interfere with the present use of such Property;


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                 (c) All matters that would be shown by an accurate survey or inspection of such Property, including but not limited to easements, encroachments, overlaps, riparian rights, and boundary disputes, if any; provided the same are not material and do not materially detract from the value of such Property or materially interfere with the present use of such Property;

                  (d) All building, zoning, and other state, county or Federal laws, codes, and regulations, affecting any portion of such Property; provided the same are not violated; and

                  (e) Leases numbered 3-10 on Schedule 7.1.3 hereto;

                  (f) Any other title exceptions discovered and waived by Purchaser as hereinafter provided.

6.       DUE DILIGENCE.

         6.1 ITEMS TO BE DELIVERED BY SELLERS. Except to the extent previously delivered to Purchaser, within fifteen (15) days following the Effective Date, Sellers will deliver to Purchaser for Purchaser's review the following items (collectively, the "Property Information"):

                  6.1.1 PERMITS. Copies of all Permits in Sellers' possession or control.

                  6.1.2 DEVELOPMENT CONDITIONS. A copy of all proffers, if any, land use restrictions, or other conditions in Sellers' possession or control limiting development of the Properties.

                  6.1.3 PLANS AND SPECIFICATIONS. Copies of any surveys, site plans, subdivision plans, and as-built plans and specifications for the Properties and leasehold improvements in Sellers' possession or control.

                  6.1.4 WARRANTIES. Copies of all unexpired warranties and guaranties in Sellers' possession or control covering the Personal Property, the roof, elevators, heating and air conditioning systems and any other component of the Improvements and a list and description of any material third party bonds, warranties and guaranties which will be in effect after Closing with respect to the Properties.

                  6.1.5 TAX STATEMENTS. To the extent not included in the Title Commitments, evidence of the real estate taxes for the Properties for the current year.

                  6.1.6 TESTS AND INSPECTIONS. To the extent in Sellers' possession, copies of soils and other engineering inspections (including copies of any current elevator inspections), tests, surveys, studies and reports pertaining to the Land or Improvements or any portion thereof, and all inspection reports or audits and information regarding the existence of "Hazardous Substances" (hereinafter defined) or underground storage tanks on the Properties or use or storage of Hazardous Substances on the Properties, and all reports and audits with respect to compliance of the Properties with the Americans with Disabilities Act (the "ADA") and any plan in existence for compliance with ADA and similar state or local laws with respect to disabled persons.





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         6.2 INSPECTION PERIOD. During the period commencing on the Effective
Date and through the Closing Date (the "Inspection Period"), Purchaser will have the option and right to conduct, upon reasonable notice and at reasonable times, such investigations, inspections, audits, analyses, surveys, tests, examinations, studies, and appraisals of the Properties, as Purchaser deems necessary or desirable, at Purchaser's sole cost and expense.

         6.3 ACCESS. To facilitate the due diligence contemplated in ARTICLE 6 during the Inspection Period, Sellers will provide Purchaser and Purchaser's agents and representatives reasonable access to the Properties. Upon at least five (5) days prior notice to Sellers and after receiving the approval of Sellers, not to be unreasonably withheld, Purchaser will conduct any such physical inspections, tests, examinations, studies, and appraisals only on Business Days and will use reasonable efforts to minimize interference with Sellers' operations at the Properties.

         6.4 INDEMNITY. Purchaser agrees to indemnify and hold Sellers harmless from and against any liens, claims, or damages including, without limitation, any and all demands, actions or causes of action, assessments, losses, costs, liabilities, interest and penalties, and reasonable attorneys' fees suffered or incurred by Sellers to the extent such matters result from Purchaser's or Purchaser's agents or representatives access to the Properties and/or conduct of the activities contemplated hereunder. Purchaser will, to the extent practicable, repair or cause to be repaired any damages caused by Purchaser or Purchaser's agents or representatives in the conduct of the activities contemplated hereunder. Notwithstanding anything set forth herein to the contrary, the indemnification and restoration obligations of Purchaser in this
SECTION 6.4 will survive the termination of this Contract for any reason.

7.       WARRANTIES, REPRESENTATIONS AND COVENANTS.

         7.1 EXPRESS WARRANTIES. Sellers make the following warranties and representations to Purchaser as of the date hereof:

                  7.1.1 TITLE TO REAL PROPERTY. The Sellers have good leasehold title to the Arizona Property and good and indefeasible fee simple title to the South Carolina Property. Neither Sellers nor any of their affiliates own any parcel of land which is contiguous with any of the Properties. The Properties are not subject to any outstanding agreements of sale or any options, liens or other rights of third parties to acquire any interest therein, except as described in this Contract and except for the rights of General Electric Capital Corporation under the existing financing and security agreements with Sellers and their affiliates and Capstone Capital Corporation under the Capstone Lease, as hereinafter defined, which Sellers intend to terminate as to the Properties at or prior to Closing.

                  7.1.2 TITLE TO PERSONAL PROPERTY. None of the Personal Property is held by Sellers under a lease or installment sale contract, and Sellers own title to the Personal Property, free and clear of any liens or claims, except for Permitted Liens (as defined in the Charter Purchase Agreement).

                  7.1.3 PARTIES IN POSSESSION. There are no tenants or other parties in possession of the Properties, except as shown on Schedule 7.1.3 and except that, (i) with respect to the Arizona Property, the tenant under the Lease between Capstone Capital Corporation and Mesa




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Psychiatric Hospital, Inc. (the "Capstone Lease") and (ii) with respect to the
South Carolina Property, the Tenant under the lease between the Carolina Treatment Center, Inc. and Transitional Care Ventures (South Carolina), Inc., which shall be terminated as of the Closing.

                  7.1.4 LITIGATION. Except as set forth in Schedule 7.1.4, there is no action, suit or proceeding presently pending in any court or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality or before any arbitration tribunal or panel, affecting (i) the Properties, or any portions thereof, (ii) Sellers' title, use, operation or ownership of the Properties, or (iii) Sellers' ability to perform their obligations under this Contract, nor, to the best knowledge of Sellers, is any such action, suit or proceeding threatened.

                  7.1.5 BANKRUPTCY. Sellers are not aware of any attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary bankruptcy proceedings, or proceedings under any debtor relief laws, contemplated by or pending or threatened against Sellers or the Properties.

                  7.1.6 CONDEMNATION. No condemnation, eminent domain or similar proceeding has been instituted or, to the best of Sellers' knowledge, threatened against the Properties.

                  7.1.7 MATERIAL CHANGE. Sellers have not received written notice of any pending or contemplated material change in any regulation, code, ordinance or law, or private restriction applicable to the Properties.

                  7.1.8 COMPLIANCE WITH LAWS. The Improvements and Personal Property and the current use thereof comply in all material respects with all laws, regulations, ordinances (including, without limitation, zoning ordinances), rules, orders and other requirements of all governmental authorities having jurisdiction over the Properties or affecting all or any part thereof or bearing on its construction or operation, and with all private covenants or restrictions.

                  7.1.9 LICENSES AND PERMITS. Sellers have acquired all material Permits, easements, and rights-of-way, including, without limitation, all building and occupancy permits, from all governmental authorities having jurisdiction over the Properties or from private parties for the normal use, maintenance, occupancy, and operation of the Properties as presently being conducted by Sellers, and to ensure unimpeded access, ingress and egress to and from the Properties as required to permit normal usage of the related Improvements, as presently being used by Sellers and all such Permits, easements and rights-of-way are in full force and effect.

                  7.1.10 HAZARDOUS SUBSTANCES. Except as (i) disclosed on
Schedule 7.1.10 hereto or in any of the environmental reports furnished to Purchaser or otherwise obtained by Purchaser, or as otherwise disclosed by Sellers to Purchaser in writing, or (ii) would not have a material and adverse effect on the Properties or the business of Sellers operated thereon, (a) Sellers' operation and management of the Properties and, to the best of Sellers' knowledge, the Properties, are not in violation of any Environmental Law (as hereinafter defined) or subject to any pending or, to the best of Sellers' knowledge, threatened litigation or inquiry by any governmental authority or to any remedial action or obligations under any Environmental Law; (b) no underground storage tanks have been located on the Properties by Sellers during their



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period of ownership and Sellers are not otherwise aware of any underground storage tanks having been located at the Properties; (c) Sellers have not used the Properties and, to the best of Sellers' knowledge, no other party has used the Properties, for the storage, treatment or disposal of hazardous waste, hazardous material, chemical waste, or other toxic substance except in accordance with Environmental Law, and (d) no hazardous substances or toxic wastes have been disposed of or located upon the Properties by Sellers, and, to the best of Sellers' knowledge, by any other party, in violation of applicable Environmental Law (including, without limitation, asbestos and PCBs). As used herein, the term "Environmental Law" means any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Properties and pertaining to health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1982 and the Resource Conservation and Recovery Act of 1986. Prior to Closing, Sellers agree to promptly notify Purchaser of any fact of which Sellers acquire actual knowledge which would cause this representation to become false and of any written notice that Sellers receive regarding the matters set forth in this SECTION 7.1.10.

                  7.1.11 ASSESSMENTS. To the best knowledge of Sellers, there are no unpaid assessments for public improvements against the Properties, and Sellers have no knowledge of any proposed assessments against the Properties. To the best knowledge of Sellers, the Properties are not subject to assessments for any street paving or curbing heretofore laid. All sewer, water, gas, electric, telephone and drainage lines and facilities required by law and for the normal operation of the Properties are fully installed, currently function and service the Properties adequately for their current use, and there are no unpaid assessments or charges for the installation of such utilities or for making connection thereto that have not been fully paid.

                  7.1.12 ORGANIZATION AND ENFORCEABILITY. Sellers are duly organized, validly existing and in good standing under the laws of the State of their respective organization and are qualified to transact business in the state in which each Sellers' respective Property is situated. This Contract and all instruments, documents and agreements to be executed by Sellers in connection herewith are, or when delivered shall be, duly and validly executed and delivered by Sellers to Purchaser and are, or when delivered shall be, legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors' rights generally or by general principles of equity.

                  7.1.13 CORPORATE CAPACITY. Sellers have the corporate capacity and complete corporate authority to enter into and perform this Contract, and except as set forth in Schedule 7.1.13 hereto, no consent, approval or other action by any other party or entity will be needed thereafter to authorize Sellers' execution and performance of this Contract. None of the execution and delivery of this Contract by Sellers, the consummation by Sellers of the transactions contemplated hereby or compliance by Sellers with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the formation documents of Sellers; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right to termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Sellers are a party or by which



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Sellers or the Properties may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sellers or the Properties; except in the case of clauses (ii) or (iii) above, for violations, breach or defaults (A) that would not, in the aggregate, have a material adverse effect on the business or financial condition of Sellers and on the effectiveness of the transactions contemplated hereby or (B) for which waivers or consents have been or will be obtained prior to the Closing Date (as herein defined).

                  7.1.14 FOREIGN PERSON. None of the Sellers is a "foreign person," "foreign trust" or "foreign corporation" within the meaning of the United States Foreign Investment and Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended.

                  7.1.15 NO DEFECTS. The Improvements, including, without limitation, the heating, air conditioning, ventilating, plumbing, life safety and electrical systems, are in good operating condition and repair in accordance with normal and customary industry practices (ordinary wear and tear excepted) and are in material compliance with all applicable governmental laws, ordinances, regulations and requirements. To the best knowledge of Sellers, there are no material structural or engineering defects affecting or relating to all or any part of the Improvements.

                  7.1.16 AGREEMENTS AFFECTING PROPERTIES. There are no contracts or other material obligations, other than those matters set forth in the Title Commitments, Surveys and UCC Searches, outstanding (i) for the sale, exchange or transfer of the Properties or any portion thereof, or (ii) creating or imposing any burdens, obligations or restrictions on the Properties, or any portion thereof, which will bind the Purchaser after Closing.

                  7.1.17 ACCURACY OF DOCUMENTS. All documents and records delivered pursuant to Section 6 will be true, correct and complete copies of the documents and records required to be delivered.

                  7.1.18 FLOOD PLAIN. To the best of Sellers' knowledge, no portion of any of the Properties is located inside the 100 year flood plain for the relevant County, as such plain is determined by the Federal Emergency Management Agency.

                  7.1.19 INSURANCE. Sellers currently maintain customary insurance with respect to the Properties under policies of insurance which are in full force and effect. During the three-year period ending on the date hereof, no such policies have been cancelled by an insurer and no application of Sellers for insurance has been rejected by an insurer. Sellers have not received any written notice that any insurance policy now in effect would not be renewed or that any defects or inadequacies exist in the Property, or any part thereof, which could materially and adversely affect the insurability thereof or the cost of such insurance.

         7.2 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents to Sellers that, as of the date hereof:

                  7.2.1 ORGANIZATION AND ENFORCEABILITY. Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization. This Contract and all instruments, documents and agreements to be executed by Purchaser in connection herewith




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are, or when delivered shall be, duly and validly executed and delivered by
Purchaser to Sellers and are, or when delivered shall be, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors' rights generally or by general principles of equity.

                  7.2.2 CORPORATE CAPACITY. Purchaser has the capacity and complete authority to enter into and perform this Contract, and except as set forth in Schedule 7.2.2 hereto, no consent, approval or other action by any other party or entity will be needed thereafter to authorize Purchaser's execution and performance of this Contract. None of the execution and delivery of this Contract by Purchaser, the consummation by Purchaser of the transactions contemplated hereby or compliance by Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the formation documents of Purchaser; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right to termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser; except in the case of clauses (ii) or (iii) above, for violations, breach or defaults (A) that would not in the aggregate have a material adverse effect on the business or financial condition of Purchaser and on the effectiveness of the transaction contemplated hereby or (B) for which waivers or consents have been or will be obtained prior to the Closing Date.

                  7.2.3 LITIGATION. There is no action, suit, proceeding or claim presently pending in any court or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality or before any arbitration tribunal or panel, affecting Purchaser's ability to perform its obligations under this Contract, nor, to the best knowledge of Purchaser, is any such action, suit, proceeding or claim threatened.

         7.3 BEST KNOWLEDGE. For purposes of this Contract, the phrase "to the best of Sellers' knowledge" means that Sellers have conducted a reasonable review of Sellers' files and interviewed Sellers' current employees in positions of responsibility on the subject and, except as otherwise disclosed herein, such review and interviews resulted in no information that would create actual knowledge of the inaccuracy or falsehood of any such representation or warranty.

         7.4 SELLERS' COVENANTS. Sellers agree that during the period from the date hereof through the Closing Date Sellers will perform the following covenants:

                  7.4.1 OPERATION. Sellers will (i) operate the Properties as presently being conducted (ii) continue to offer services and amenities in accordance with past practices and (iii) maintain the Improvements and Personal Property in as good a condition and state of repair as that existing on the date of this Contract (ordinary wear and tear excepted).

                  7.4.2 NEW CONTRACTS. Sellers will not, without the prior written consent of Purchaser, (i) enter into any service contract that will not be fully performable by Sellers on or before the Closing Date, (ii) amend, modify or supplement any existing service contract or

Permit in any material respect, except in the ordinary course of business, or
(iii) enter into any new lease for the Properties; provided, however, that Sellers shall not enter into any new service contract providing for payments in excess of $10,000 per year without the prior written consent of Purchaser and provided, further, however, no consent of the Purchaser shall be required for any contract providing for annual payments of $25,000 per year or less that can be terminated upon no more than thirty (30) days' notice (however, the Sellers shall give the Purchaser notice of any such contract with payments in excess of $10,000 per year). Any consent requested by Sellers pursuant to this SECTION
7.4.2 will be deemed rejected if Purchaser does not respond by written notice to Sellers within ten (10) days after Purchaser's receipt of Sellers' written request.

                  7.4.3 LITIGATION. Sellers will advise Purchaser promptly after becoming aware of any litigation or any arbitration proceeding or any administrative hearing (including condemnation) before any governmental agency which materially and adversely concerns or affects the Properties in any manner and which is instituted after the Effective Date, provided that such notification will not relieve Sellers of any obligations hereunder.

                  7.4.4 CONSTRUCTION. Sellers will not, without the prior written consent of the Purchaser, permit any material modifications or additions to the Improvements.

                  7.4.5 SALE OF PERSONAL PROPERTY. Sellers will not transfer or dispose of, or permit to be sold, transferred or otherwise disposed of, any item or group of items constituting Personal Property, except for the use and consumption of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in the ordinary course of business.

                  7.4.6 INSURANCE. Sellers will maintain Sellers' existing or comparable replacement insurance coverage with respect to the Properties.

                  7.4.7 FURTHER ENCUMBRANCES. Sellers will not voluntarily encumber the Properties in any manner.

                  7.4.8 COOPERATION. Sellers will, at no cost to Sellers, reasonably assist and cooperate with Purchaser prior to Closing (i) in obtaining all necessary permits and licenses to continue operating the Properties in the present manner and (ii) with any evaluation, inspection, audit or study of the Properties prepared by, for or at the request of Purchaser.

                  7.4.9 CONSENTS. Sellers will use their best efforts to obtain from any federal, state or local authorities or any private persons or entities, any consents, approvals, authorizations and permissions which are reasonably considered necessary or appropriate for consummation of this transaction by Sellers or to prevent the termination of any Permit.

                  7.4.10 FEE SIMPLE. Mesa shall use its best efforts to cause the Arizona Property to be owned in fee simple by Mesa by the Closing. In addition, Mesa shall use its best efforts to enter into a binding agreement as soon as practicable after the date hereof with the owner of the Arizona Property to so convey the Arizona Property to Mesa on or before the Closing.

         7.5 INTENTIONALLY OMITTED.

         7.6 PURCHASER'S CONDITIONS PRECEDENT. Purchaser's obligation to consummate this transaction is expressly conditional upon the conditions precedent set forth in SUBSECTIONS 7.6.1 through 7.6.7 of this Contract.

                  7.6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Sellers in this Contract will be true and correct in all material respects on the Closing Date as if made on and as of such date except to the extent that the breach thereof has not resulted in a material adverse effect on the business, operations, properties, financial condition, results of operations, Properties, Personal Property, Property (as defined in the Crescent Real Estate Purchase Contract), Personal Property (as defined in the Crescent Real Estate Purchase Contract), or Assets (as defined in the Charter Purchase Agreement) of Sellers, the Seller (as defined in the Crescent Real Estate Purchase Contract) and the Sellers (as defined in the Charter Purchase Agreement), taken as a whole. For purposes hereof, "Crescent Real Estate Purchase Contract" means that certain Purchase and Sale Contract to be entered into between The Haven Hospital, Inc., as Seller, and Crescent Real Estate Equities Limited Partnership, as Purchaser.

                  7.6.2 PERFORMANCE OF COVENANTS. Sellers will not have failed to perform or comply in any material respect with any of Sellers' material agreements, covenants or obligations in the manner and within the periods provided herein.

                  7.6.3 TITLE. The Title Company will have irrevocably committed to issue to Purchaser an owner's title insurance policy (ALTA Form B, 10/17/70 revision with `84 amendments) for each of the Properties (collectively, the "Title Policies"), in the amount of the portion of the Purchase Price applicable to the relevant Property, and insuring that Purchaser has good and indefeasible fee simple title to the relevant Property, subject only to the Permitted Exceptions applicable to such Property.

                  7.6.4 NO INJUNCTION. On the Closing Date, there will be no third party injunction, writ, preliminary restraining order or any order of any nature issued or threatened by a court of competent jurisdiction directing that the transactions contemplated by this Contract not be consummated, as herein provided.

                  7.6.5 FEE SIMPLE. Mesa shall own the Arizona Property in fee simple by the Closing.

                  7.6.6 CONSENTS. The applicable waiting period, if any, under the Hart-Scott-Rodino Act shall have expired or been terminated, the consent with an asterisk next to it on Schedule 7.1.13 shall have been duly obtained and delivered to Purchaser and Seller and each of the consents on Schedule 7.2.2 shall have been duly obtained and delivered to the Purchaser and Sellers.

                  7.6.7 CLOSING. The Closing (as that term is defined in the Charter Purchase Agreement) of the transactions contemplated in the Charter Purchase Agreement has occurred or shall occur simultaneously with the Closing of the transactions contemplated herein and the Closing (as that term is defined in Crescent Real Estate Purchase Contract) of the transactions contemplated in the Crescent Real Estate Purchase Contract has occurred or shall occur simultaneously with the closing of the transactions contemplated herein.

         7.7 SELLERS' CONDITIONS PRECEDENT. Sellers' obligation to consummate this transaction is expressly conditional upon the conditions precedent set forth in SUBSECTIONS 7.7.1 through 7.7.6 of this Contract.

                  7.7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Purchaser in this Contract will be true and correct in all material respects on the Closing Date as if made on and as of such date.

                  7.7.2 PERFORMANCE OF COVENANTS. Purchaser will not have failed to perform or comply in any material respect with any of Purchaser's material agreements, covenants or obligations in the manner and within the periods provided herein.

                  7.7.3 NO INJUNCTION. On the Closing Date, there will be no third party injunction, writ, preliminary restraining order or any order of any nature issued or threatened by a court of competent jurisdiction directing that the transactions contemplated by this Contract not be consummated, as herein provided.

                  7.7.4 CONSENTS. The applicable waiting period, if any, under the Hart-Scott-Rodino Act shall have expired or been terminated and the consent with an asterisk next to it on Schedule 7.1.13 shall have been duly obtained and delivered to the Purchaser and Sellers.

                  7.7.5 CLOSING. The Closing (as that term is defined in the Charter Purchase Agreement) of the transactions contemplated in the Charter Purchase Agreement has occurred or shall occur simultaneously with the Closing of the transactions contemplated herein and the Closing (as that term is defined in Crescent Real Estate Purchase Contract) of the transactions contemplated in the Crescent Real Estate Purchase Contract has occurred or shall occur simultaneously with the closing of the transactions contemplated herein.

                  7.7.6 ARIZONA PROPERTY. Sellers shall own the Arizona Property in fee simple by the Closing Date; provided, however, that this Section 7.7.6 shall cease to be a condition precedent under this Section 7.7 from and after August 7, 1998.

8.       INDEMNITY.

         8.1 PURCHASER'S INDEMNITY. From and after Closing, Purchaser hereby agrees to indemnify Sellers against, and to hold Sellers harmless from, all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) (collectively, "Losses") asserted against or incurred by Sellers to the extent in connection with or arising out of (i) Purchaser's failure to perform any of Purchaser's covenants contained herein (other than the indemnification obligations set forth in Section 8.3.2) except if such failure results from the termination of this Contract by Purchaser or Sellers pursuant to a right to terminate expressly set forth in this Contract or Sellers' failure to perform Sellers' obligations under this Contract, or (ii) a breach of any representation, warranty or covenant of Purchaser contained in this Contract.

         8.2 SELLERS' INDEMNITY. From and after Closing, Sellers hereby agree to jointly and severally indemnify Purchaser against, and to hold Purchaser harmless from all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) asserted against or incurred by Purchaser to the extent in connection with or arising out of (i) Sellers' failure to perform any of Sellers' covenants contained herein (other than the indemnification obligations set forth in Section 8.3.1) except if such failure results from the termination of this Contract by Purchaser or Sellers pursuant to a right to terminate expressly set forth in this Contract or Purchaser's failure to perform Purchaser's obligations under this Contract or (ii) a breach of any representation, warranty or covenant of Sellers contained in this Contract.

         8.3      ENVIRONMENTAL INDEMNITIES.

                  8.3.1 SELLERS' ENVIRONMENTAL INDEMNITY. From and after the Closing, the Sellers shall jointly and severally indemnify and hold the Purchaser harmless against with respect to, except with respect to matters set forth in Schedule 7.1.10-1, any and all Losses to the extent arising out of, based on or resulting from (i) claims by any federal, state, local government or other third party relating to the presence of any Materials of Environmental Concern on, in or under any part of the Properties at any time prior to the Closing Date, (ii) claims by any federal, state, local government or other third party relating to the release into the environment (either before or after the Closing Date) of any Materials of Environmental Concern that were generated, stored, handled or disposed of on, in, under or from the Properties prior to the Closing Date, (iii) the alleged violation asserted by any federal, state, local government or other third party of the Environmental Laws or the Medical Waste Laws occurring with respect to the condition or operation of the Properties prior to the Closing Date or (iv) the violation of the Environmental Laws or the Medical Waste Laws occurring with respect to the condition or operation of the Properties prior to the Closing Date.

                  8.3.2 PURCHASER'S ENVIRONMENTAL INDEMNITY. From and after the Closing, Purchaser shall indemnify and hold the Sellers harmless against with respect to, except with respect to matters set forth in Schedule 7.1.10-1, any and all Losses to the extent arising out of, based on or resulting from (i) claims by any federal, state, local government or other third party relating to the presence of any Materials of Environmental Concern on, in or under any part of the Properties placed on the Properties by Purchaser, its subsidiaries or their respective agents at any time after the Closing Date, (ii) claims by any federal, state, local government or other third party relating to the release into the environment after the Closing Date of any Materials of Environmental Concern that were generated, stored, handled or disposed of on, in, under or from the Properties by the Purchaser, its subsidiaries or their respective agents after the Closing Date, (iii) the alleged violation asserted by any federal, state, local government or other third party of the Environmental Laws or the Medical Waste Laws occurring with respect to the condition or operation of the Properties by the Purchaser, its subsidiaries or their respective agents after the Closing Date or (iv) the violation of the Environmental Laws or the Medical Waste Laws occurring with respect to the condition or operation of the Properties by the Purchaser, its subsidiaries or their respective agents after the Closing Date.
                  8.3.3 SELLERS' ADDITIONAL ENVIRONMENTAL INDEMNITY. From and after the Closing, Sellers shall jointly and severally indemnify and hold Purchaser harmless against, with respect to matters set forth in Schedule 7.1.10-1, any and all Losses to the extent arising out of, based on or resulting from (i) claims by any federal, state, local government or other third party relating to the presence of any Materials of Environmental Concern on, in or under any part of the

Properties at any time prior to the Closing Date, (ii) claims by any federal, state, local government or other third party relating to the release into the environment (either before or after the Closing Date) of any Materials of Environmental Concern that were generated, stored, handled or disposed of on, in, under or from the Properties prior to the Closing Date, (iii) the alleged violation asserted by any federal, state, local government or other third party of the Environmental Laws or the Medical Waste Laws occurring with respect to the condition or operation of the Properties prior to the Closing Date or (iv) the violation of the Environmental Laws or the Medical Waste Laws occurring with respect to the condition or operation of the Properties prior to the Closing Date;

                  8.3.4 CERTAIN DEFINITIONS. For purposes hereof, (i) "Materials of Environmental Concern" means any toxic or hazardous waste, pollutants or substances, including, without limitation, asbestos, urea formaldehyde, radioactive substances, materials or wastes, PCBs, petroleum products and byproducts defined or listed as "hazardous substances", "hazardous waste", "toxic substances", "toxic pollutants", "medical waste", "air pollutants", "hazardous air pollutants" or similarly identified substances or mixtures, in or pursuant to the Environmental Laws or the Medical Waste Laws, (ii) "Medical Waste Laws" means the following, including regulations promulgated and orders issued thereunder, to the extent such laws regulate Medical Waste, all as may be amended or modified until the date of Closing: Medical Waste Tracking Act of 1988, 42 U.S.C. section 6992, ET SEQ. ("MWTA"), 42 CFR Part 72 and 49 CFR Part 173, 386; Resource Conservation and Recovery Act of 1976, 42 U.S.C. section 6901 ET SEQ.; Air Pollution Prevention and Control Act, 42 U.S.C. section 7401 ET SEQ.; Water Pollution Control Act, 33 U.S.C. section 1251 ET SEQ.; Marine Protection, Research and Sanctuaries Act of 1972, 33 U.S.C. section 1401 ET SEQ.; Nuclear Regulatory Commission regulations contained in 10 CFR Parts 20 and 61; Occupational Safety and Health Act, 29 U.S.C. section 651 ET SEQ.; Public Health Service regulations contained in 42 CFR Part 72; Food and Drug Administration regulations contained in 21 CFR Parts 58 and 211; U.S. Department of Transportation regulations contained in 49 CFR Parts 171-179; The Act to Prevent Pollution from Ships, 33 U.S.C. section 1901 ET SEQ.; U.S. Department of Agriculture regulations contained in 9 CFR Parts 50-56; U.S. Postal Service regulations contained in 39 CFR Part 111; local environmental and safety laws, rules, regulations and other legally binding requirements and any other federal, state, regional, county, municipal or other local laws, regulations and ordinances insofar as they purport to regulate Medical Waste or impose requirements relating to Medical Waste, and (iii) "Medical Waste" means any substance, pollutant, materials or contaminant listed or regulated under the Medical Waste Laws.

         8.4 LIMITATION ON INDEMNIFICATION OBLIGATIONS. Notwithstanding anything contained in this Section 8 to the contrary, no party shall assert a claim for indemnification against the other pursuant to this Section 8 unless and until the amount of all Losses determined to have been incurred or suffered at the time by the Sellers hereunder, the Seller (as defined in the Crescent Real Estate Purchase Agreement) and the Sellers (as defined in the Charter Purchase Agreement) and the Shareholder (as defined in the Charter Purchase Agreement), on the one hand, and the Purchaser, the Purchaser (as defined in the Charter Purchase Agreement) and the Purchaser (as defined in the Crescent Real Estate Purchase Contract), on the other hand, pursuant to the indemnification provisions under this Contract, the Crescent Real Estate Purchase Contract and/or under the Charter Purchase Agreement (other than those for which first dollar claims which are not subject to deductible amounts can be made pursuant to the Charter Purchase Agreement or the Crescent Real Estate Purchase Contract) exceeds, in the aggregate, $250,000

(the "Threshold Amount"), at which time such party may make a claim only to the extent that the aggregate amount of such claims exceeds the Threshold Amount; provided, however, the foregoing limitation shall not apply to a claim for indemnification pursuant to (w) Section 8.1 (ii) or Section 8.2 (ii) with respect to those matters set forth in Section 7.1.2, 7.1.4, 7.1.12, 7.1.13,
7.2.1 and 7.2.2 hereof, (x) Section 8.1(i), (y) Section 8.2(i) or (z) Section
8.3.3. The parties hereto further acknowledge and agree that the total indemnification obligations of the Sellers, the Seller (as defined in the Crescent Real Estate Purchase Agreement) and of the Sellers (as defined in the Charter Purchase Agreement) and the Shareholder (as defined in the Charter Purchase Agreement), on the one hand, and of the Purchaser, the Purchaser (as defined in the Charter Purchase Agreement) and the Purchaser (as defined in the Crescent Real Estate Purchase Contract) on the other hand, under this Contract, the Crescent Real Estate Purchase Contract, and under the Charter Purchase Agreement shall not exceed, in the aggregate, the Purchase Price payable hereunder, plus the Purchase Price (as defined in the Crescent Real Estate Purchase Contract) payable under the Crescent Real Estate Purchase Contract, plus the Purchase Price (as defined in the Charter Purchase Agreement) payable under the Charter Purchase Agreement; provided, however, the foregoing limitation shall not apply to a claim for indemnification pursuant to (w)
Section 8.1 (ii) or Section 8.2 (ii) with respect to those matters set forth in Sections 7.1.2, 7.1.4, 7.1.10, 7.1.12, 7.1.13, 7.2.1 and 7.2.2 hereof, (w)
Section 8.1(i),(x) Section 8.2(i), (y) Section 8.3.1 or Section 8.3.2 or (z)
Section 8.3.3.

         8.5 SURVIVAL, REPRESENTATIONS AND WARRANTIES. All representations, warranties and covenants contained in this Contract shall be deemed continuing and shall survive the Closing Date as follows (i) the representations and warranties set forth in Sections 7.1.12, 7.1.13, 7.2.1 and 7.2.2 shall continue in full force and effect indefinitely; (ii) the representations and warranties set forth in Section 7.1.10 shall continue in full force and effect for a time period equal to the applicable statute of limitations with respect to claims pertaining thereto; (iii) all other representations and warranties shall continue in full force and effect until the second (2nd) anniversary of the Closing Date; and (iv) except with respect to any covenants that terminate or expire upon a date specified herein, all covenants shall continue in full force and effect indefinitely (except for covenants under Section 7.4 which shall not survive the Closing).

         8.6 EXCLUSIVE REMEDY. From and after the Closing, the sole and exclusive remedy of any party for any misrepresentation or any breach of a warranty or covenant under or pursuant to this Contract or otherwise relating to the subject matter of this Contract shall be a claim for indemnification under and pursuant to this Section 8; provided, however, that nothing set forth in this Section shall prohibit or restrict a party from seeking equitable relief, including, without limitation, specific performance or injunctive relief.

9.       CLOSING.

         9.1 CLOSING DATE. The consummation of this transaction (the "Closing") will take place at such location upon which Sellers and Purchaser mutually agree, at 2:00 p.m. on the date that is the later of July 31, 1998 or within five Business Days after the satisfaction or waiver of all Purchaser's and Sellers' conditions precedent set forth herein (the "Closing Date"), unless Sellers and Purchaser mutually agree to an earlier or later date.

         9.2 SELLERS' OBLIGATIONS AT THE CLOSING. At the Closing, Sellers will do, or cause to be done, the following:

                  9.2.1 DOCUMENTS. Each of the Sellers, as applicable, will execute, acknowledge (if necessary), and deliver the following documents:

                           9.2.1.1  A Special Warranty Deed for the relevant
Property, in substantially the form and substance of Exhibit B (the "Deeds");

                           9.2.1.2  A Bill of Sale for the relevant Personal
Property, in substantially the form and substance of Exhibit C;

                           9.2.1.3  Certificate of Non-Foreign Status for each
of the Sellers in substantially the form and substance of Exhibit D;

                           9.2.1.4  An updated certificate executed by Sellers
remaking and reaffirming all representations and warranties made by Sellers to Purchaser in accordance with the provisions of ARTICLE 7.

                  9.2.2 ORIGINAL DOCUMENTS. Sellers will deliver to Purchaser originals within Sellers' possession of all items enumerated in SECTION 6.1 of this Contract.

                  9.2.3 POSSESSION. Sellers will deliver possession of the Properties.

                  9.2.4 KEYS. Sellers will deliver all keys and master keys to all locks located on the Properties, properly tagged for identification, as well as combinations, card keys and cards for the security systems, if any.

                  9.2.5 COSTS. Sellers will pay all costs allocated to Sellers pursuant to SECTION 9.4 of this Contract.

                  9.2.6 ADDITIONAL DOCUMENTS. Sellers will execute and deliver or obtain for delivery to the Title Company any other instruments reasonably necessary to consummate this Contract, including, by way of example, closing statements, releases, evidence of the authority of the party executing instruments on Sellers' behalf and delivery of instruments reasonably required by the Title Company under each of the Title Commitments including an owner's affidavit required by the Title Company for removal of standard exceptions, but excluding any indemnification documents.

         9.3 PURCHASER'S OBLIGATIONS AT THE CLOSING. At the Closing, Purchaser will do, or cause to be done, the following:

                  9.3.1 PAYMENT OF CONSIDERATION. Purchaser will pay to Sellers the Purchase Price, as adjusted in accordance with the provisions of this Contract.

                  9.3.2 ADDITIONAL DOCUMENTS. Purchaser will execute and deliver or obtain for delivery to the Title Company any instruments reasonably necessary to consummate this

Contract, including by way of example, closing statements and evidence of the authority of the party executing instruments on behalf of Purchaser.

                  9.3.3 COSTS. Purchaser will pay all costs allocated to Purchaser pursuant to SECTION 9.4 of this Contract.

         9.4      COSTS AND ADJUSTMENTS AT CLOSING.

                  9.4.1 EXPENSES. Purchaser will pay for the title examination fees and the premiums for the Title Policies (including the cost of any special deletions from standard printed exceptions on the Title Policies and all endorsements to the Title Policies required by Purchaser), the cost of the UCC Searches, the cost of preparing the Surveys, one-half of all real property transfer taxes, one-half of the recording fees, and one-half of the escrow fees charged by the Title Company. Sellers will be responsible for one-half of the transfer taxes one-half of the recording fees and one-half of the escrow fees charged by the Title Company. Sellers and Purchaser will be responsible for the fees and expenses of their respective attorneys.

                  9.4.2 REAL ESTATE TAXES. Real estate taxes on the Properties for the calendar year of the Closing will be prorated between Sellers and Purchaser as of the Closing Date. If the amount of such taxes are not known at Closing, the proration of such real estate taxes will be based on the amount of such taxes for the previous real estate tax fiscal period. As soon as the actual amount of real estate taxes on the Properties for the calendar year of Closing are known, Sellers and Purchaser will readjust the amount of such taxes to be paid by each party with the result that Sellers will pay for those taxes applicable to the Properties up to and including the date of Closing and Purchaser will pay for those taxes and assessments applicable to the Properties after the Closing Date. The provisions of this SECTION 9.4.2 will survive the Closing.

                  9.4.3 ADJUSTMENT. To the extent that errors are discovered in, or additional information becomes available with respect to the prorations and allocations made at Closing, Sellers and Purchaser agree to make such post-Closing adjustments as may be necessary to correct any inaccuracy; however, all prorations (except for ad valorem taxes) will be final within ninety (90) days after Closing. Sellers agree to deliver to Purchaser all invoices and payments related to the Properties received by Sellers after Closing.

10.      TERMINATION.

         10.1 METHOD OF TERMINATION. This Contract constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, subject to and in accordance with the terms hereof, the consideration for which is (i) the covenants, representations and warranties set forth in this Contract and (ii) expenditures and obligations incurred and to be incurred by each of the parties hereto, in respect of this Contract, and this Contract may be terminated or abandoned only as follows:

                  10.1.1 By the mutual consent of the Purchaser and Sellers.

                  10.1.2 By the Purchaser pursuant to the terms of Section 5.2 or Section 11 and by the Sellers pursuant to Section 11.

                  10.1.3 By the Purchaser after September 15, 1998, if any of the conditions set forth in Section 7.6, to which the obligations of the Purchaser are subject, have not been fulfilled in all material respects or waived in writing, unless such fulfillment has been frustrated or made impossible by any act or failure to act of the Purchaser.

                  10.1.4 By Sellers after September 15, 1998, if any of the conditions set forth in Section 7.7, to which the obligations of the Sellers are subject, have not been fulfilled in all material respects or waived in writing, unless such fulfillment has been frustrated or made impossible by any act or failure to act of the Sellers.

                  10.1.5 By the Sellers or the Purchaser upon written notice to the other at any time after 5:00 P.M. E.D.T. on June 26, 1998 if the Crescent Real Estate Purchase Contract, in substantially the form attached as Exhibit
10.1.5 to the Charter Purchase Agreement (together with any changes mutually agreed by the parties to the Crescent Real Estate Purchase Contract), is not fully executed by all the parties thereto by 5:00 P.M. E.D.T. on June 26, 1998.

         10.2     RIGHTS UPON TERMINATION.

                  10.2.1 In the event of a termination of this Contract pursuant to Section 10.1.1 or Section 10.1.2, Section 10.1.3 (other than by reason of a willful and knowing breach) or Section 10.1.4 (other than by reason of a willful and knowing breach), or Section 10.1.5, each party shall pay the costs and expenses incurred by it in connection with this Contract and no party (or any of its officers, directors, employees, agents, representatives or stockholders) shall be liable to any other party for any costs, expenses, damages or loss of anticipated profits, except for any rights or obligations hereunder which, by their terms, survive any termination of this Contract.

                  10.2.2 In the event of a termination of this Contract pursuant to Section 10.1.3 and if the Sellers shall be in breach of any material provision of this Contract as a result of a willful and knowing breach, then the Purchaser shall have all rights and remedies available at law or in equity.

                  10.2.3 In the event of a termination of this Contract pursuant to Section 10.1.4 and if the Purchaser shall be in breach of any material provision of this Contract as a result of a willful and knowing breach, then the Sellers shall have all rights and remedies available at law or in equity.

         10.3 EXCLUSIVE REMEDY UPON TERMINATION. The sole and exclusive remedy of any party following a termination of this Contract or if the Closing does not otherwise occur, for any misrepresentation or breach of any warranties or covenants under or pursuant to this Contract or otherwise relating to the subject matter hereof shall be to terminate this Contract pursuant to Section
10.1 (to the extent not theretofore terminated) and to pursue the remedies provided for in Section 10.2 hereof.

11.      RISK OF LOSS, DESTRUCTION, AND CONDEMNATION.

         11.1 RISK OF LOSS. Risk of loss for damage to the Properties, or any part thereof, by fire or other casualty from the Effective Date through the Closing Date will be on Sellers. Upon Closing, full risk of loss with respect to the Properties will pass to Purchaser.

         11.2     CASUALTY AND CONDEMNATION.

                  In the event of any material physical loss, damage or impairment, confiscation or condemnation of any material portion of the Properties prior to the Closing, the Sellers shall use their best efforts to repair, replace or restore such Properties to their prior condition as soon as reasonably practicable after such loss, damage, impairment, condemnation or confiscation, and the proceeds of any claim for loss payable under any insurance policy, judgment or award with respect thereto shall be applied to such repairs, subject to applicable agreements governing the indebtedness of Sellers. If any material damage or destruction of the Properties or any other event occurs which prevents the operation of the Properties in the normal and usual manner and the Sellers cannot restore or replace the Properties so that such conditions are cured in all material respects and normal operations are resumed before the Closing Date, the Closing Date shall be postponed for a period of up to 60 days, to permit the repair or replacement of the damaged portion of the Properties. In the event of any material damage or destruction of the Properties as described herein, if such Properties have not been restored or replaced and the affected Property's normal operations resumed within the 60-day period contemplated hereby, the Purchaser or the Sellers may terminate this Contract forthwith without any further obligation hereunder by written notice to the other.

12.      REAL ESTATE COMMISSIONS AND FEES.

         Sellers represent and warrant to Purchaser that Sellers have not contacted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction and that Sellers have not taken any action which would result in any real estate broker's or finder's fees or commissions being due and payable to any party with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Sellers that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction and that Purchaser has not taken any action which would result in any real estate broker's or finder's fees or commissions being due or payable to any party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys' fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this SECTION 12. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Section 12 will survive the Closing.

13.      NOTICES.

         13.1 WRITTEN NOTICE. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Contract must be in writing.

         13.2 METHOD OF TRANSMITTAL. All notices, demands and requests required to be in writing must be sent by United States certified or registered mail, postage fully prepaid, return receipt requested, or by Federal Express or a similar nationally recognized overnight courier service, or by facsimile with a confirmation copy delivered by a nationally recognized overnight courier service. Notice will be considered effective on the earlier to occur of actual receipt or twenty-four (24) hours after depositing same with the overnight courier service.

         13.3 ADDRESSES. The addresses for proper notice under this Contract are as follows:

         Purchaser:

                  Charter Behavioral Health Systems, LLC
                  1105 Sanctuary Parkway - Suite 400
                  Alpharetta, Georgia  30004
                  Attn:  Vice President Business Development
                  Facsimile No.:  (678) _________

                  with a copy to:

                  Charter Behavioral Health Systems, LLC
                  1105 Sanctuary Parkway - Suite 400
                  Alpharetta, Georgia  30004
                  Attn:  General Counsel
                  Facsimile No.:  (678) ________

         Sellers:

                  Columbus Center
                  One Alhambra Plaza, Suite 750
                  Coral Gables, Florida  33134
                  Attention: President
                  Facsimile No.: (305) 569-4647

                  with a copy to:

                  Haythe & Curley
                  237 Park Avenue
                  New York, New York  10017
                  Attention:  Bradley P. Cost, Esq.
                  Facsimile No.:  (292) 682-0200

Either party may from time to time by written notice designate a different address to the other party.

14.      ASSIGNMENT.

         None of the parties hereto may assign this Contract without the prior written consent of the other parties hereto; provided, however, that the Purchaser may assign its rights (but not its obligations) under this Contract, in whole or in part, to an affiliate of the Purchaser for purposes of enabling such affiliate to purchase all or a portion of the Properties provided no such assignment shall delay the Closing or any condition to the Closing, and in the event of such assignment by the Purchaser, Purchaser's assignee shall for all purposes constitute the "Purchaser" with respect to the portion of the Properties acquired by such assignee.

15.      INTERPRETATIVE.

         15.1 ENTIRE AGREEMENT. This Contract embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties.

         15.2 NO OTHER REPRESENTATIONS AND WARRANTIES. It is agreed that, except for the representations and warranties specifically set forth herein, Purchaser is not relying on any representation or warranty of Sellers (expressed or implied), its representatives, agents or employees, whatsoever pertaining to the Properties, the condition thereof, the value thereof, the physical, environmental or other conditions of the Properties, or any other matter with respect to the Properties, and Sellers specifically disclaim making any such representation or warranty.

         15.3 GENDER AND NUMBER. Words of any gender used in this Contract will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

         15.4 CAPTIONS. The captions used in connection with the Articles, Sections and Subsections of this Contract are for convenience only and will not be deemed to expand or limit the meaning of the language of this Contract.

         15.5 SUCCESSORS AND ASSIGNS. This Contract will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

         15.6 MULTIPLE COUNTERPARTS. This Contract may be executed in several counterparts, each of which will be deemed an original, and all of which will constitute but one and the same instrument. This Contract may be executed via facsimile, and such Contract executed via facsimile shall have the same force and effect as an original document and shall be legally binding upon the parties.

         15.7 CONTROLLING LAW. This Contract will be construed under, governed by and enforced in accordance with the laws of the State of Georgia.

         15.8 EXHIBITS. All exhibits, attachments, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if copied verbatim herein.

         15.9 NO RULE OF CONSTRUCTION. Sellers and Purchaser have been represented by counsel in the negotiations and preparation of this Contract; therefore, this Contract will be deemed to be drafted by both Sellers and Purchaser, and no rule of construction will be invoked respecting the authorship of this Contract.

         15.10 SEVERABILITY. All agreements and covenants contained in this Contract are severable. In the event any agreement or covenant is held to be invalid by any court, this Contract will be interpreted as if such invalid agreement or covenant were not contained herein.

         15.11 CONSTRUCTION OF CERTAIN WORDS. "Any" will be construed as "any and all." "Including" will be construed as "including but not limited to."

         15.12 TIME OF ESSENCE. Time is important to both Sellers and Purchaser in the performance of this Contract, and both parties have agreed that strict compliance is required as to any date set out in this Contract.

         15.13 BUSINESS DAYS. "Business Day" means any day on which business is generally transacted by banks in Atlanta, Georgia. If the final date of any period which is set out in any paragraph of this Contract falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

         15.14 LEGAL FEES. In the event any party to this Contract commences legal action of any kind to enforce the terms and conditions of this Contract, the prevailing party in such litigation will be entitled to collect from the other party or parties all costs, expenses and attorneys' fees incurred in connection with such action.

         15.15 CONTACT WITH CERTAIN PERSONS. Notwithstanding anything to the contrary contained in this Contract, the Purchaser agrees that it shall not, without the prior written consent of the Vice Chairman of the Board, the President or the Chief Financial Officer of Sellers, contact any customer, provider or supplier (whether of goods or services) or any other person or entity with whom the Sellers have commercial dealings, other than employees, to discuss the transactions contemplated by this Contract or the business, operations or affairs of any of the Sellers, the Properties or otherwise. Any contact with employees shall be coordinated with the Chief Executive Officer for each Property.

16.      CONFIDENTIALITY.

         Purchaser and Sellers agree not to record this Contract and to hold all information related to this transaction in strict confidence, and will not disclose same to any person other than directors, officers, employees and agents of their companies, as well as to consultants, banks or other third parties working with Sellers or Purchaser in connection with the transaction ("Related Parties") who need to know such information for the purpose of consummating this transaction. This prohibition will not be applicable to disclosure of information required by applicable law, rule or regulation and will not survive the Closing.

17.      PRESS RELEASES.

         Except as provided in this Section 17, prior to Closing, any release to the public of information with respect to the matters set forth in this Contract will be made only in the form approved by Purchaser and Sellers and their respective counsel, except to the extent otherwise required by law. Purchaser and Sellers are affiliated with publicly-held corporations, the securities of which are traded on national securities exchanges. The parties acknowledge that the parties and their respective affiliates may be compelled by considerations of legal obligation, fiduciary and public responsibility, commercial pragmatism and established corporate policy, to issue a public press release announcing that they have entered into this Contract and stating the material terms hereof. Subject to reasonable advance notice to and consultation with the non-disseminating party, the parties hereby consent to the dissemination of any such press release and to all such additional statements and disclosures any party may reasonably make in responding to inquiries arising as a result of any such press release. No party shall make mention of any other party's name in any such press release, without the prior consent of such other party, except to the extent required by law.

18.      IRS REPORTING REQUIREMENTS.

         For the purpose of complying with any information reporting requirements or other rules and regulations of the Internal Revenue Service ("IRS") that are or may become applicable as a result of or in connection with the transaction contemplated by this Contract, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively the "IRS Reporting Requirements"), Sellers and Purchaser hereby designate and appoint the Title Company to act as the "Reporting Person" (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Title Company hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Contract. Without limiting the responsibility and obligations of the Title Company as the Reporting Person, Sellers and Purchaser hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Sellers and Purchaser each retain an original counterpart of this Contract for at least four (4) years following the calendar year of the Closing.

19.      EFFECTIVE DATE.

         This Contract will be deemed executed as of the date of the last signature to this Contract (the "Effective Date").



                                      * * *

                                                 SELLERS:


                                                 MESA PSYCHIATRIC HOSPITAL, INC., an Arizona
                                                 corporation


Date June 25, 1998                               By:
    Name:                                           ---------------------------------------
         ----------------------------------
    Title:
          ---------------------------------


                                                 CAROLINA TREATMENT CENTER, INC., a South Carolina
                                                 corporation


Date June 25, 1998                               By:
    Name:                                           ---------------------------------------
         ----------------------------------
    Title:
          ---------------------------------


                                                 PURCHASER:

                                                 CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC, a Delaware
                                                 limited liability company


Date June 25, 1998                               By:
    Name:                                           ---------------------------------------
         ----------------------------------
    Title:
          ---------------------------------



LIST OF EXHIBITS:

Exhibit A-1 - Legal Description of the Arizona Property
Exhibit A-2 - Legal Description of the South Carolina Property
Exhibit B   - Form of Special Warranty Deed
Exhibit C   - Form of Bill of Sale
Exhibit D   - Certificate of Non-foreign Status

EXHIBIT A-1
                    LEGAL DESCRIPTION OF THE ARIZONA PROPERTY

EXHIBIT A-2
                LEGAL DESCRIPTION OF THE SOUTH CAROLINA PROPERTY

EXHIBIT B
                          FORM OF SPECIAL WARRANTY DEED

This Instrument Prepared by:               Mail Tax Notice to:
  Adam A. Veltri
  Haythe & Curley
  237 Park Avenue
  New York, New York  10017



                              SPECIAL WARRANTY DEED


STATE OF _______       )
                       )
COUNTY OF _______      )


KNOW ALL MEN BY THESE PRESENTS,

That in consideration of TEN DOLLARS ($10.00) and other good and valuable consideration, to the undersigned Grantor, ________________________, a ________ corporation, (herein referred to as GRANTOR) in hand paid by the GRANTEE herein, the receipt of which is hereby acknowledged, the said GRANTOR does by these presents hereby grant, bargain, sell and convey unto ______________________________________, a ____________________________, whose address is (herein referred to as GRANTEE), the following described real estate, situated and being in the County of _______, State of ________, to wit:

         SEE EXHIBIT "A" ATTACHED HERETO AND INCORPORATED HEREIN.

         TO HAVE AND TO HOLD, To the said GRANTEE, its successors and assigns forever.

         And said GRANTOR does for itself, its successors and assigns, covenant with said GRANTEE, its successors and assigns, that GRANTOR has done nothing to impair such title as GRANTOR received, and GRANTOR will warrant and defend the title against the lawful claims of all persons claiming by, under or through GRANTOR, except for the exceptions hereinafter stated.

         Subject to the following matters:

         1. Real estate taxes and water and sewer rents, which are not yet due and payable;

         2. Any and all matters shown by the survey of the real estate prepared by ________________________________________ entitled __________________________
bearing the seal and certification of ___________________, ________ Registered Land Surveyor No. _______, dated ___________________; and

         3. All covenants, agreements, conditions, easements, restrictions and rights affecting the real estate, all to the extent they are of record and are valid and enforceable and still applicable to the real estate.

          IN WITNESS WHEREOF, the said GRANTOR, its __________________ who is authorized to execute this conveyance, hereto set its signature and seal this _____ day of _____________ , 1998

                                                 GRANTOR:

Signed, Sealed and
delivered in the presence of:     __________________, a ________ corporation


-----------------------------
Witness:                          By:
                                     ----------------------------------------
                                  Name:
                                        -------------------------------------
                                  Title:
                                        -------------------------------------

EXHIBIT C
                              FORM OF BILL OF SALE

BILL OF SALE
                  Concurrently with the execution and delivery hereof, ________________, a _____________ corporation ("ASSIGNOR"), is conveying to
______________________, a ___________ corporation "ASSIGNEE"), (i) all that real property more particularly described on EXHIBIT A attached hereto and made a part hereof for all purposes, and (ii) all improvements now or hereafter situated thereon (collectively, the "PROPERTY").

                  It is the desire of Assignor to hereby assign, transfer, set over and deliver to Assignee all of Assignor's title and interest in and to all furniture, fixtures and equipment owned by Assignor and located at or used in connection with the operation of the Property, site plans, surveys, plans and specifications, and floor plans which relate to the Property, all transferable guaranties and warranties (express or implied), bonds and development rights related to the property or any of the foregoing items of personal property, and, subject to applicable law and regulations, all of transferable licenses, permits, authorizations, approvals, certificates of occupancy and other consents and regulatory approvals necessary for the current ownership, occupancy, and leasing of the Property, together with any and all other incidental rights and appurtenances relating thereto, except those not owned by Assignor, all as more fully described below (such property being collectively called the "Assigned Property").

                  NOW, THEREFORE, in consideration of the receipt of ten Dollars ($10.00) and other good and valuable consideration in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby ASSIGN, TRANSFER, SET OVER and DELIVER to Assignee, its successors and assigns, all of Assignor's rights, title and interest in and to all of the Assigned Property (whether statutory, express or implied), including, without limitation, the following:

                  1. All furniture, fixtures and equipment owned by Assignor and located at or used in connection with the operation of the property, site plans, surveys, plans and specifications, and floor plans which relate to the Property, all transferable guaranties and warranties (express or implied), bonds and development rights related to the Property or any of the foregoing items of personal property, and, subject to applicable law and regulations, all transferable licenses, permits, authorizations, approvals, certificates of occupancy and other consents and regulatory approvals necessary for the current ownership, occupancy, and leasing of the Property;

                  2. All master keys and keys to common areas; and

                  3. Any and all other rights, privileges and appurtenances owned by Assignor and related to or used in connection with any of the foregoing.

                  TO HAVE AND HOLD the Assigned Property unto Assignee and Assignee's successors, legal representatives and assigns, forever.

                  This Bill of Sale and the provisions herein contained will be binding upon the inure to the benefit of the Assignee and the Assignor and their respective successors and assigns.

                  IN WITNESS WHEREOF, Assignor has caused this Bill of Sale to be executed as of the ____ day of ______, 1998.

                                    ASSIGNOR:



                                    ---------------------------------------



                                    By:
                                       ------------------------------------

EXHIBIT D
                        CERTIFICATE OF NON-FOREIGN STATUS

CERTIFICATE OF NONFOREIGN STATUS

The undersigned _____________________, a _____________ corporation,
("Transferor") hereby certifies to ("Transferee") for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended, in connection with the sale, transfer and conveyance of the Property described in SCHEDULE A attached hereto and incorporated herein by reference ("Property"), that

                  1) that Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

                  2) that the Transferor's United States identification number is _______________;

                  3) that Transferor's principal office address is ___________, _______________; and

                  4) that Transferor is aware that "Transferee" is relying upon this Certificate in not withholding ten percent (10%) of the amount realized on the disposition of the Property by Transferor to Transferee as required of Transferee by Section 1445 of the Internal Revenue Code of 1986, as amended.

                  Transferor understands that this Certificate may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

                                               TRANSFEROR:

                                               [                       ]

                                               By:
                                                  -----------------------------
                                               Name:
                                                    ---------------------------
                                               Title:
                                                     --------------------------

LIST OF SCHEDULES:

Schedule 7.1.3              Parties in Possession
Schedule 7.1.4              Litigation
Schedule 7.1.10             Hazardous Substances
Schedule 7.1.10-1           Certain Environmental Disclosures
Schedule 7.1.13             Sellers' Consents
Schedule 7.2.2              Purchaser's Consents

SCHEDULE 7.1.3
                              PARTIES IN POSSESSION

REAL PROPERTY LEASES

         FACILITY:          MESA PSYCHIATRIC HOSPITAL, INC.
                            DESERT VISTA HOSPITAL

1.       DATE OF LEASE:     April 12, 1995
         LESSOR:**          Capstone Capital Corporation
         LESSEE:**          Mesa Psychiatric Hospital, Inc.

2.       DATE OF LEASE:     November 1, 1994
         LESSOR:*           Mesa Psychiatric Hospital, Inc.,
                            as assignee of Ramsay Health Care, Inc.
         LESSEE:*           Transitional Care Ventures (Arizona), Inc.

3.       DATE OF LEASE:     July 15, 1997
         LESSOR:            Mesa Psychiatric Hospital, Inc.
         LESSEE:            Youth Developmental Institute

4.       DATE OF LEASE:     August 18, 1992
         LESSOR:            Mesa Psychiatric Hospital. Inc.
                            d/b/a Desert Vista Hospital
         LESSEE:            Scott Connor, Psy.D.

5.       DATE OF LEASE:     November 21, 1996
         LESSOR:            Mesa Psychiatric Hospital, Inc.
                            d/b/a Desert Vista Hospital
         LESSEE:            Jarek Opechowski, M.D.

6.       DATE OF LEASE:     December 26, 1996
         LESSOR:            Mesa Psychiatric Hospital, Inc.
                            d/b/a Desert Vista Hospital
         LESSEE:            John Jarvis, M.D. - Desert Psychiatry

7.       DATE OF LEASE:     January 15, 1997
         LESSOR:            Mesa Psychiatric Hospital, Inc.
                            d/b/a Desert Vista Hospital
         LESSEE:            Psychiatric Services of the East Valley, P.C.

8.       DATE OF LEASE:     March 18, 1997
         LESSOR:            Mesa Psychiatric Hospital, Inc.
                            d/b/a Desert Vista Hospital
         LESSEE:            Metropolitan Psychiatric Physicians, P.C.

9.       DATE OF LEASE:     July 25, 1997
         LESSOR:            Mesa Psychiatric Hospital, Inc.
                            d/b/a Desert Vista Hospital
         LESSEE:            Arizona Community Psychiatric Groups, Ltd.

10.      DATE OF LEASE:     September 10, 1997
         LESSOR:            Mesa Psychiatric Hospital, Inc
                            d/b/a Desert Vista Hospital
         LESSEE:            Arizona Psychiatric Affiliates



*        As of the Closing Date, these leases will be cancelled.

** It is anticipated that this lease will be paid off by the Sellers prior to the Closing.

SCHEDULE 7.1.4
                                   LITIGATION

CLAIMS AND LEGAL ACTIONS

MESA:

A.       Pending or Threatened Professional Malpractice Claims

         1.       Sierra Sonora Enterprises v. Humana Health Plan et al

B.       Workers' Compensation Claims

         1.       Steven L. Love
         2.       Bonita K. Lundin
         3.       Roger Brown
         4.       Cher Vanenglehoven
         5.       Wanda Scott
         6.       Melaine N. Pennington
         7.       Thomas D. Wilder
         8.       Sam Eatman

CAROLINA:

A.       Pending or Threatened Professional Malpractice Claims

         1.       Threat of Claim, Patient Marion McKenzie

B.       Workers' Compensation Claims

         1.       Susan Labate
         2.       Calvin Johnson
         3.       Scott A. Thompson
         4.       Robert A. Schubert
         5.       Larry Miller
         6.       Bethel Nealy

SCHEDULE 7.1.10
                              HAZARDOUS SUBSTANCES

HAZARDOUS SUBSTANCES

I. Matters set forth in the Phase I environmental audit reports by Rust & Environment Infrastructure dated March 1995:

         a.       Mesa

II. Matters set forth in the Phase I environmental audit reports by Robert Bates & Associates, Inc. dates March 1993:

         a.       Carolina

III. Matters set forth in any Phase I, Phase II or other environmental audit reports prepared by or for the benefit of Purchaser or its affiliates, or any assignee thereof.

SCHEDULE 7.1.10-1
                        CERTAIN ENVIRONMENTAL DISCLOSURES

SCHEDULE 7.1.13
                                SELLERS' CONSENTS

CONSENTS OF SELLERS

         1. The Credit Agreement, dated as of September 30, 1997, as amended and supplemented from time to time (the "Credit Agreement"), by and among Ramsay Health Care, Inc., the Credit Parties (as defined in the Credit Agreement), the Lenders from time to time party thereto, General Electric Capital Corporation, as Administrative Agent and GECC Capital Markets Group, Inc., as Syndication Agent*

         2.       All of the real property leases included in Schedule 7.1.3

SCHEDULE 7.2.2
                              PURCHASER'S CONSENTS

                                      None